Date: 02/06/2014
Receipt Number: 5502261
Amount Paid: $112.00

EXPEDITE

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

AMENDMENT

Entity Number: 629885-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Garb Corporation
2. The date the following amendment(s) was adopted: 02-03-2014
3. If changing the corporation name, the new name of the corporation is:
Garb Oil & Power Corporation
4. The text of each amendment adopted (include attachment if additional space needed):
See Attachment

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

[✓] Adopted by Incorporators or Board of Directors – Shareholder action not required.

[✓] Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: CEO/President

Date: 02-05-2014

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

02-06-14P12:16 RCVD

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 06 day of Feb 20 14
In this office of this Division and hereby issued
This Certificate thereof.

Examiner [initials] Date 2-7-14

Kathy Berg
Division Director

ATTACHMENT

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GARB CORPORATION

Pursuant to the provisions of the Utah Business Corporation Act, the undersigned corporation hereby adopts the following Article of Amendment to its Articles of Incorporation.

First: The name of the Corporation is Garb Oil & Power Corporation.

Second: The Corporation name change was adopted by a shareholders meeting on January 31, 2014 and was ratified and approved by a meeting of the Board of Directors of Garb Corporation by unanimous consent on February 3, 2014 in the manner prescribed by the Articles of Incorporation and the Utah Business Corporation Act:

Third: The number of Garb Common Stock shares issued and outstanding on said date was 37,965,215,153.5 common shares. The number of shares entitled to vote thereon was 37,965,215,153.5 common shares, representing 19.99% of Garb’s voting rights.

The number of Garb Class A Preferred Stock issued and outstanding on said date was 22 shares of Class A Preferred. The number of shares entitled to vote thereon was 22 Class A Preferred shares, representing 79.99% of Garb’s voting rights.

The number of Garb Class B Preferred Stock issued and outstanding on said date was 4,419,298 shares of Class B Preferred. The number of shares entitled to vote thereon was 4,419,298 Class B Preferred, representing 0.02% of Garb’s voting rights.

Forth: The number of common shares voted for said amendments were 900,000 common shares, the number of shares voted against such amendments were nil and 37,964,315,153.5 abstained from voting or were not present, representing 0.0005% of Garb’s voting rights.

Fifth: Class A Preferred Shares was entitled to vote thereon as a class and Class B was entitled to vote as a Class as per Article of Incorporations Filed March 11, 2010.

The number of Class A Preferred shares voted for said amendments were 21 Class A Preferred shares, the number of shares voted against such amendments were nil and 1 abstained from voting or were not present, representing over 76% of Garb’s voting rights.

All of the Directors of Garb Corporation has unanimously approved the name change amendment to the Articles of Incorporation of this Corporation:

/s/ Tammy Taylor
Tammy Taylor, (Sole) Director

Resolution of Shareholders of Garb Corporation from

Written consent to action from shareholders letter signed and endorsed January 31, 2014

The following written consent to action from shareholders letter is endorsed by Hope4UsNow, Inc. and Corporate Business Advisors, Inc., which combined detain the over 76% majority voting rights of all issued and outstanding shares of Garb Corporation as per Article 4 of the Articles of Incorporation and as per company By-Laws Article 2, section 2.12.

The written consent to action from shareholders deliberates effective immediately the change to the Articles of Incorporation and specifically the name of the Corporation to Garb Oil & Power Corporation.

Voted and approved by Hope4UsNow, Inc. and Corporate Business Advisors, Inc. representing combined over 76% of Garb Corporation’s shareholders voting rights.

/s/ Tammy Taylor
Tammy Taylor
President/CEO
Hope4UsNow, Inc.

/s/ Rachelle Hoffmann
Rachelle Hoffmann
President/CEO
Corporate Business Advisors, Inc.